Exhibit 99.3

January 11, 2018

Board of Directors

First West Virginia Bancorp, Inc.

590 National Road

Wheeling, WV 26003

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of First West Virginia Bancorp, Inc. (the “Company”) as an Appendix to the Proxy Statement relating to the Company’s proposed merger with CB Financial Services, Inc. contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by CB Financial Services, Inc., and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.

Baltimore, Maryland

Investment Banking

111 S. Calvert Street ● Suite 2830 ● Baltimore, MD 21202 ● (410) 369-1172

www.dadavidson.com/Investment-Banking